Exhibit 99.1
Chrysler Group U.S. Retail Sales Soar 50 Percent in September
•	Chrysler Group total sales (retail and fleet) increase 27 percent in September; best September total sales since 2007

•	September marks the 18th-consecutive month of year-over-year sales gains

•	Chrysler, Jeep®, Dodge, and Ram Truck brands each post sales increases in September versus same month a year ago

•	Best September for Jeep brand sales since 2007

•	Jeep brand posts 17th-consecutive month of year-over-year sales gains in September

•	New Jeep Compass posts 306 percent year-over-year sales gain; sets sixth-consecutive monthly sales record this year

•	Jeep Wrangler sets new sales record for month of September

•	Chrysler brand posts best sales month this year and best September sales since 2007

•	New Chrysler 200 mid-size sedan sales up 87 percent in September compared with sales of its predecessor a year ago

•	New Chrysler 300 full-size sedan sales improve 50 percent in September versus same month a year ago

•	Chrysler Town & Country and Dodge Grand Caravan each post double-digit percentage sales increases

•	Ram pickup sales up 45 percent; best sales month of the year and best September sales since 2007

•	2011 Ram Heavy Duty earns Motorist Choice Award from IntelliChoice and AutoPacific

•	Ram 1500 named Best $30,000 Pickup in PickupTruck.com’s Truck Shootout

•	FIAT brand teams up with The Breast Cancer Research Foundation to produce 250 “Pink Ribbon” limited-edition Fiat 500 models
Auburn Hills, Mich., Oct. 3, 2011 — Chrysler Group LLC today reported U.S. sales of 127,334, a 27 percent increase compared with sales in September 2010 (100,077 units), and the best September sales since 2007.
Chrysler Group’s 27 percent sales increase was driven by retail sales that were up 50 percent. Chrysler Group has beaten the average industry sales increase in eight of nine months this year.
Models that significantly contributed to the group’s 27 percent increase included the Chrysler 200 mid-size and Chrysler 300 full-size sedans, Jeep® Wrangler, Jeep Compass, Dodge Journey crossover, Ram pickup truck, and the Dodge Grand Caravan and Chrysler Town & Country minivans.
“Irrespective of the economy, strong products equal strong sales and with our retail sales up a whopping 50 percent that is exactly what we have,” said Reid Bigland, President and CEO — Dodge Brand and Head of U.S. Sales. “September was also our

18th-consecutive month of year-over-year sales growth and we have now gained more retail market share than anyone else in the country. There is no double dip downturn going on around here.”
The Chrysler, Jeep, Dodge, and Ram Truck brands all posted sales increases in September. The Ram Truck brand’s 42 percent sales increase led the way with the largest percentage gain of all the brands. The Chrysler brand logged its best sales month since August 2008 and best September sales since 2007.
The Ram Truck brand had its best September since 2007. Sales of the Ram pickup truck were up 45 percent, its best sales month of the year and best September since 2007.
Chrysler Group finished the month with a 54-day supply of inventory (277,278 units). U.S. industry sales figures for September are projected at an estimated 13.2 million SAAR.
September 2011 U.S. Sales Highlights by Brand
Chrysler Brand
In September, the Chrysler brand posted its best sales month since August 2008 and its best September sales since 2007. The brand’s 36 percent increase was driven by Chrysler 200, Chrysler 300, and Chrysler Town & Country sales gains.
Sales of the Chrysler 200 mid-size sedan were up 87 percent compared with sales of its predecessor the same month a year ago. Chrysler 300 full-size sedan sales increased 50 percent versus the same month in 2010, and sales of the Chrysler Town & Country minivan were up 16 percent in September.
The Chrysler brand introduced in September the first eight-speed automatic transmission in a domestic luxury sedan. With the available state-of-the-art ZF eight-speed automatic transmission, the new rear-wheel and all-wheel-drive 2012 Chrysler 300 models deliver added refinement and improved fuel economy (EPA estimated 19 City/31 Highway RWD; 18 City/27 Highway AWD) with the award-winning 292 horsepower 3.6-liter Pentastar V-6 engine.
Ram Truck Brand
Ram Truck brand sales increased 42 percent in September, the largest percentage increase of any Chrysler Group brand. Ram pickup truck sales were up 45 percent, the best sales month of this year and the best September sales since 2007. Both the Light Duty and Heavy Duty pickup trucks, along with the Chassis Cab, logged double-digit percentage sales gains in September.

IntelliChoice and AutoPacific in September announced their 6th annual Motorist Choice Awards, naming the 2011 Ram Heavy Duty in the Popular Active Lifestyle Category. The Motorist Choice Awards are an industry benchmark for measuring the combination of high consumer satisfaction and lower-than-expected ownership costs over time. Ram Heavy Duty has earned the Motorist Choice Award two years in a row.
Editors of PickupTrucks.com in September named the Ram 1500 Best $30,000 Pickup in their first ever value shootout. The Best $30,000 Pickup Truck Shootout pitted a Ram 1500 Quad Cab HEMI® against similarly-priced entries from Ford, Chevrolet, Nissan, and Toyota. Entries were judged on towing capacity, performance, handling, styling and fuel economy.
Jeep® Brand
The Jeep brand’s 24 percent increase in September was driven in part by the new Jeep Compass. Sales of the Compass, now offering Trail Rated® 4x4 capability, were up 306 percent, the largest year-over-year percentage sales gain of any Chrysler Group model in September. September marked the Jeep brand’s 17th-consecutive month of year-over-year sales gains and best September since 2007.
The Jeep Wrangler, the benchmark off-road vehicle, and the Jeep Liberty mid-size SUV each posted double-digit percentage sales increases. The Wrangler was the top-selling Jeep model in September, and was second only to the Ram pickup truck as the top-selling Chrysler Group model during the month. The Wrangler set a new sales record for the month of September.
Jeep Grand Cherokee sales are up 78 percent through September this year compared with the same nine-month period last year. The 2012 Grand Cherokee delivers with even more refinement and features that can be appreciated on the road and off. Since its introduction, the 2012 Grand Cherokee has captured more than 30 awards from an array of opinion-leading organizations making it the most awarded SUV ever.
Dodge Brand
The Dodge brand posted a 10 percent sales increase in September compared with the same month in 2010. The Dodge Grand Caravan, America’s best-selling minivan, and the Dodge Journey, America’s most versatile crossover, each posted double-digit percentage sales increases in September. Sales of the Dodge Challenger, the iconic Dodge muscle car, and the sporty five-seat Dodge Nitro SUV, also contributed with sales gains in September. It was the Dodge brand’s best September sales since 2008.
The Dodge brand introduced in September its new American Value Package (AVP) for the 2012 Grand Caravan and Journey. The Grand Caravan AVP starts at only $20,995 MSRP (excluding destination), making it the most affordable minivan in America. The Journey AVP starts at $18,995 MSRP, making it the most affordable mid-size crossover in America.

Also in September, the 2012 Dodge Charger Pursuit set new performance benchmarks in the police vehicle segment. The new Charger V-6 and V-8 models set new levels of performance — including the fastest lap time ever recorded (1:33.70) — at the Michigan State Police’s annual Police Vehicle Evaluation tests in September at Grattan Raceway in Belding, Mich. The fastest-ever lap time at Grattan Raceway highlights Dodge Charger Pursuit V-8 as the police sedan with the best combination of acceleration, braking, handling and dynamics.
September 2011 U.S. Sales Highlights
•	Chrysler brand sales (23,559 units) increased 36 percent in September versus the same month a year ago (17,348 units)

•	Sales of the Chrysler 200 (8,709 units) were up 87 percent compared with sales of the model’s previous generation (4,651 units) in September a year ago

•	Chrysler 300 sales (4,445 units) increased 50 percent in September versus the same month in 2010 (2,961 units)

•	Sales of the Chrysler Town & Country were up 16 percent compared with September last year (9,001 units)

•	Jeep brand sales (35,565 units) increased 24 percent versus the same month last year (28,603 units)

•	Jeep Wrangler sales (11,388 units) were up 47 percent compared with September 2010 (7,765 units)

•	Jeep Liberty sales (5,363 units) increased 10 percent versus September last year (4,865 units)

•	Sales of the Jeep Compass (4,422 units) were up 306 percent compared with the same month a year ago (1,090 units)

•	Jeep Patriot (3,812 units) posted a 5 percent year-over-year sales increase

•	Dodge brand sales (40,073 units) were up 10 percent in September versus the same month a year ago (36,272 units)

•	Dodge Challenger sales (3,328 units) increased 6 percent compared with the same month a year ago (3,138 units)

•	Dodge Journey sales (5,402 units) were up 29 percent versus September 2010 (4,198 units)

•	Dodge Grand Caravan sales (10,203 units) increased 27 percent compared with September 2010 (8,057 units)

•	Dodge Nitro sales (2,255 units) were up 11 percent versus September 2010 (2,032 units)

•	Ram Truck brand sales (25,364 units) increased 42 percent compared with the same month a year ago (17,854 units)

•	Ram pickup truck sales were up 45 percent in September versus the same month last year (16,887 units)

•	Chrysler Group truck sales (94,117 units) improved 33 percent compared with September 2010 (70,527 units)

•	Chrysler Group car sales (33,217 units) were up 12 percent versus September 2010 (29,550 units)

Chrysler Group LLC U.S. Sales Summary Thru September 2011

	Month Sales		Vol %	Sales CYTD		Vol %
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change

500	2,773	0	New	13,861	0	New
FIAT BRAND	2,773	0	New	13,861	0	New

200	8,709	0	New	58,550	0	New
Sebring	0	4,651	-100%	2,380	33,606	-100%
300	4,445	2,961	50%	23,376	29,111	-20%
PT Cruiser	0	735	-100%	1,328	7,863	-83%
Aspen	0	0	0%	0	30	0%
Town & Country	10,405	9,001	16%	71,917	87,493	-18%
CHRYSLER BRAND	23,559	17,348	36%	157,551	158,103	0%

Compass	4,422	1,090	306%	34,013	14,309	138%
Patriot	3,812	3,641	5%	42,653	28,468	50%
Wrangler	11,388	7,765	47%	91,928	71,623	28%
Liberty	5,363	4,865	10%	49,325	37,189	33%
Grand Cherokee	10,580	10,915	-3%	85,769	48,177	78%
Commander	0	327	-100%	105	7,780	-99%
JEEP BRAND	35,565	28,603	24%	303,793	207,546	46%

Caliber	2,552	4,917	-48%	30,590	36,749	-17%
Avenger	4,610	5,022	-8%	45,028	41,702	8%
Charger	6,794	8,812	-23%	54,153	67,206	-19%
Challenger	3,328	3,138	6%	30,157	27,782	9%
Viper	6	49	-88%	144	313	-54%
Journey	5,402	4,198	29%	41,706	38,355	9%
Caravan	10,203	8,057	27%	85,830	74,954	15%
Nitro	2,255	2,032	11%	18,753	15,833	18%
Durango	4,923	47	10374%	39,080	125	31164%
DODGE BRAND	40,073	36,272	10%	345,441	303,019	14%

Dakota	708	960	-26%	10,657	10,410	2%
Ram P/U	24,522	16,887	45%	177,974	140,889	26%
Cargo Van	134	0	New	134	0	New
Sprinter	0	7	-100%	0	253	-100%
RAM BRAND	25,364	17,854	42%	188,765	151,552	25%

TOTAL CHRYSLER GROUP LLC	127,334	100,077	27%	1,009,411	820,220	23%

TOTAL CAR	33,217	29,550	12%	258,239	236,469	9%
TOTAL TRUCK	94,117	70,527	33%	751,172	583,751	29%

Selling Days	25	25		229	228